Exhibit 99.1

Media Contact Chris Muller PAETEC (585) 340-8218 christopher.muller@paetec.com	Investor Contact Pete Connoy PAETEC (585) 340-2649 peter.connoy@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Announces Fourth Quarter

and Full Year 2008 Results

FAIRPORT, N.Y. (February 26, 2009) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced fourth quarter 2008 and full year 2008 financial and operating results. “Despite broad economic turbulence we are pleased that our company generated strong free cash flow for fiscal year 2008 and for the 24th consecutive quarter,” said PAETEC Chairman and CEO, Arunas A. Chesonis. “We expect to drive solid free cash flow again for fiscal year 2009 as we continue to leverage our national footprint and superior customer service model.” Highlights of the 2008 fourth quarter and full year included the following:

•	Fourth quarter revenue of $400.2 million, which represented a 38.7% increase over fourth quarter 2007 revenue of $288.6 million;

•	Fourth quarter adjusted EBITDA* of $60.3 million, which represented a 8.2% increase over fourth quarter 2007 adjusted EBITDA of $55.7 million;

•	Fourth quarter free cash flow* of $28.2 million, which represented the 24th consecutive quarter in which PAETEC or its predecessor generated positive free cash flow;

*	Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States. Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net income (loss) before interest expense, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, loss on extinguishment of debt, integration and separation costs, impairment charge, and with respect to pro forma adjusted EBITDA, sales and use tax charge and McLeodUSA initial public offering costs. Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net income (loss), as net income (loss) is calculated in accordance with generally accepted accounting principles, and for a quantitative reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with generally accepted accounting principles.

•

Fourth quarter net loss of $114.4 million, which includes a $15.0 million non-cash adjustment to PAETEC’s third quarter goodwill impairment charge estimate and the establishment of a non-cash tax reserve of approximately $104.3 million against PAETEC’s deferred tax assets, compared to fourth quarter 2007 net income of $15.5 million;

•	Fourth quarter net cash provided by operating activities of $80.6 million compared to fourth quarter 2007 net cash provided by operating activities of $62.6 million;

•	The repurchase of 3.4 million shares of common stock for approximately $4.5 million in the fourth quarter; and

•	A year-end cash balance of $164.5 million.

Integration Update

McLeodUSA integration activities continue to proceed according to schedule with significant progress made through year-end. PAETEC has integrated the physical networks across all technological platforms, regionalized its service delivery organization to mirror the operational partners in the field, and integrated its network operations centers (NOCs).

Most importantly PAETEC has been staffing and training sales professionals throughout the Central and Western regions, including such markets as Dallas, Phoenix, Portland and Seattle. PAETEC has recently launched its unified product platform to deliver a consistent product offering and go-to-market strategy nationwide. PAETEC believes that its training department, which was recently ranked #45 in the world by Training Magazine, will be able to further our sales efforts throughout these newer markets and ensure the seamless delivery of the PAETEC sales experience.

As part of the integration, PAETEC has consolidated its Network Monitoring Center (NMC) and NOCs nationwide. Consolidation of these functions will provide a more effective and responsive support infrastructure to an already strong organization. These efforts, many of which have already been favorably received by PAETEC’s loyal customer base, contributed to PAETEC’s recognition at the recent “Stevie® Awards for Sales & Customer Service” where PAETEC’s NOC was presented with a Stevie® Award in the Back-Office Customer Service Department of the Year category.

Quarterly Results

Total revenue for fourth quarter 2008 increased 38.7% to $400.2 million from $288.6 million for fourth quarter 2007, principally due to the addition of the operating results of McLeodUSA Incorporated, which PAETEC acquired on February 8, 2008.

Network services, which accounted for 78.7% of fourth quarter 2008 total revenue, increased 33.5% from the fourth quarter 2007 to $314.8 million. The growth in network service revenue was due to McLeodUSA’s operations; growth in PAETEC’s Dynamic IP and MPLS VPN revenue of approximately 53.0%; and growth in network security products. Network services growth on a period-over-period basis continues to be tempered by slower growth in billable minutes of use, pressure on carrier access, and an increase in disconnects.

Carrier services represented 17.8% of fourth quarter 2008 revenues and grew 78.4% over fourth quarter 2007 to $71.4 million, largely reflecting the addition of McLeodUSA’s operations. Integrated solutions accounted for the remaining 3.5% of fourth quarter 2008 revenues. This business, which tends to generate uneven results on a quarterly basis, experienced a 9.5% increase in revenue, including a 40.5% increase from software sales, over fourth quarter 2007 to $14.1 million.

Adjusted EBITDA for fourth quarter 2008 increased 8.2% to $60.3 million over adjusted EBITDA of $55.7 million for fourth quarter 2007. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, was 15.1% for fourth quarter 2008 compared to an adjusted EBITDA margin of 19.3% for fourth quarter 2007. The decrease in margin was largely attributable to the addition of lower-margin McLeodUSA revenues for the 2008 quarter, to an increase in investment to enhance the data network, which reduced the adjusted EBITDA margin by approximately 1.3%, and to higher SG&A expenses resulting from business acquisitions.

Net loss for fourth quarter 2008 was $114.4 million compared to net income of $15.5 million for fourth quarter 2007, primarily as a result of a $15.0 million non-cash adjustment to PAETEC’s third quarter goodwill impairment charge estimate and an increase of approximately $93.3 million related to income tax expense. The goodwill impairment charge is an adjustment to the goodwill charge estimate reported in third quarter 2008. The increase in income tax expense relates to the establishment of an income tax reserve of approximately $104.3 million against PAETEC’s deferred tax assets. As a result of the year to date pre-tax loss, among other factors, PAETEC concluded that this was an appropriate reduction of the deferred tax asset. Increased debt levels, resulting primarily from debt incurred in connection with the McLeodUSA acquisition and to the revolver draw down of $50.0 million in fourth quarter 2008, increased interest expense for fourth quarter 2008 to $18.9 million from $17.4 million for fourth quarter 2007.

Pro Forma Quarterly Comparison

The following pro forma results for fourth quarter 2007 and fourth quarter 2008 give effect to PAETEC’s acquisition of McLeodUSA as if it had occurred at the beginning of 2007 and 2008. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the acquisition had been completed as of the dates indicated, nor do the pro forma results intend to be a projection of results that may be obtained in the future.

Pro forma total revenue of $400.2 million for fourth quarter 2008 represented a decrease of 3.0% from pro forma total revenue of $412.7 million for fourth quarter 2007. The decrease in pro forma total revenue was primarily attributable to customer attrition at approximately the anticipated rate in PAETEC’s non-core sub T1 business and to reduced focus on fiber IRU sales, which together accounted for $11.4 million of the difference. In addition, worsening general economic conditions contributed to lower usage-based volume and associated minutes of use revenues, pricing concessions on contract renewals and a marginal increase in churn. Pro forma adjusted EBITDA of $60.3 million for fourth quarter 2008 represented a decrease of 15.9% from pro forma adjusted EBITDA of $71.7 million for fourth quarter 2007.

Pro forma adjusted EBITDA margin was 15.1% for fourth quarter 2008 compared to pro forma adjusted EBITDA margin of 17.4% for fourth quarter 2007. The positive effects of the McLeodUSA acquisition on expenses through the leveraging of PAETEC’s network and achievement of synergies were more than offset by an increase pro forma network-related expenses as a percentage of pro forma total revenue.

Although fourth quarter 2008 pro forma cost of sales was slightly lower than 2007 pro forma costs of sales, pro forma gross margins declined from 51.4% in fourth quarter 2007 to 50.1% in fourth quarter 2008. Employee reductions in February and August 2008 and other SG&A cost savings reduced pro forma SG&A expenses 3.2%, or $4.8 million, year-over-year. Pro forma SG&A expenses as a percentage of pro forma total revenue declined to 35.9% in fourth quarter 2008 from 36.0% in fourth quarter 2007.

Pro forma net loss was $114.4 million for fourth quarter 2008 compared to pro forma net income of $9.4 million for fourth quarter 2007. The pro forma net loss primarily reflected the inclusion of a $15.0 million non-cash adjustment to PAETEC’s third quarter goodwill impairment charge estimate as well as the establishment of a non-cash tax reserve of approximately $104.3 million against previously recognized deferred tax assets. Pro forma depreciation and amortization expense of $28.7 million for fourth quarter 2008 represented a decrease of 1.9% from fourth quarter 2007 pro forma depreciation and amortization expense of $29.3 million, primarily due to the finalization of valuations and related adjustments of tangible and intangible assets acquired in the McLeodUSA acquisition in 2008. Pro forma interest expense of $18.9 million for fourth quarter 2008 represented an increase of 2.4% over pro forma interest expense of $18.4 million for fourth quarter 2007.

Full Year Results

Total revenue for 2008 increased 50.9% to $1.57 billion from $1.04 billion for 2007, principally due to the addition of McLeodUSA’s results and continued strong organic growth of new integrated T-1 services and multi-site MPLS VPN sales, as well as the deepening of PAETEC’s existing share of business from the installed customer base. Adjusted EBITDA for 2008 increased 21.2% to $237.7 million over adjusted EBITDA of $196.2 million for 2007. Adjusted EBITDA margin was 15.1% for 2008 compared to an adjusted EBITDA margin of 18.8% for 2007. The addition of lower margin McLeodUSA operations more than offset the realized cost of sales and SG&A savings. Net loss for 2008 was $487.9 million compared to net income of $10.5 million for 2007. The 2008 net loss was largely a result of a non-cash goodwill impairment charge of $355.0 million and an $81.8 million increase in tax expense relating to the tax reserve against PAETEC’s deferred tax assets. Depreciation and amortization expense for 2008 increased 131.6% to $174.3 million from $75.2 million in 2007, primarily due to the addition of McLeodUSA’s asset base. Increased debt levels incurred primarily in connection with the McLeodUSA acquisition and revolver draw down of $50.0 million in fourth quarter 2008 increased interest expense for 2008 to $73.7 million from $68.4 million for 2007.

Pro Forma Full Year Comparison

The pro forma results for the fiscal years ended December 31, 2008 and 2007, respectively, give effect to PAETEC’s acquisition of US LEC Corp. as if it had occurred on January 1, 2007, and to PAETEC’s acquisition of McLeodUSA as if it had occurred at the beginning of each fiscal year presented. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the acquisitions had been completed on the dates indicated.

Pro forma total revenue for 2008 increased 0.7% to $1.62 billion over pro forma total revenue of $1.61 billion for 2007. Pro forma adjusted EBITDA for 2008 decreased 7.4% to $243.3 million from pro forma adjusted EBITDA of $262.8 million for 2007. Pro forma adjusted EBITDA margin of 15.0% for 2008 decreased from pro forma adjusted EBITDA margin of 16.3% for 2007, largely as a result of continued network investments and expansion, lower margin wholesale traffic, and a reduction in billable minutes. Pro forma net loss for 2008 was $507.9 million compared to a pro forma net loss of $24.5 million for 2007. For 2008, pro forma depreciation and amortization expense decreased 1.3% to $182.1 million from 2007 pro forma depreciation and amortization expense of $184.4 million. Pro forma interest expense increased 5.2% to $74.0 million for 2008 from pro forma interest expense of $70.3 million for 2007.

Capital Expenditures

Capital expenditures for fourth quarter 2008 increased to $32.1 million, or 8.0% of total revenue, from $29.3 million, or 10.1% of total revenue, for fourth quarter 2007. For full year 2008, capital expenditures were $119.5 million, or 7.6% of total revenue, compared to $81.5 million, or 7.8% of total revenue, for 2007. Capital expenditures for fourth quarter 2008 were largely applied to investment in enhancements to the PAETEC network, including significant investment in PAETEC’s Internet Protocol (IP) facilities.

On the same quarterly pro forma basis described above, capital expenditures decreased 28.8% from $45.0 million, or 10.9% of total revenue, for PAETEC and McLeodUSA in fourth quarter 2007 to $32.1 million, or 8.0% of total revenue, in fourth quarter 2008, mainly due to the timing of certain investments, including the IP network investment. On the same annual pro forma basis described above, capital expenditures decreased 11.6% to $122.4 million, or 7.5% of total revenue, compared to $138.5 million, or 8.6% of total revenue, for 2007.

Cash Flow and Liquidity

PAETEC had a year-end cash balance of $164.5 million compared to the third quarter 2008 level of $72.2 million, primarily as a result of the $50.0 million revolver draw down described above and increased net cash provided by operating activities. Additionally, during 2008 PAETEC repaid $15.8 million of debt under its senior credit facility and repurchased $13.0 million in common stock, representing $28.8 million in balance sheet management initiatives during the year. Cash flow provided by operations was $80.6 million in fourth quarter 2008, while cash flow provided by operations was $62.6 million in fourth quarter 2007. As indicated above, PAETEC achieved fourth quarter 2008 free cash flow of $28.2 million. For the full year 2008, PAETEC’s free cash flow was $118.2 million, and for the same period net cash provided by operating activities was $152.1 million.

Indebtedness

As of December 31, 2008, PAETEC had $929.7 million in debt under its term loan credit facility, senior notes, and revolver. PAETEC drew down its $50.0 million revolver in full on October 15, 2008. The revolver has a maturity date of February 28, 2012.

At December 31, 2008, $579.7 million was outstanding under PAETEC’s senior credit facility term loans, which have a maturity date of February 28, 2013. Before their maturity, PAETEC is required to make scheduled principal payments of $6.0 million annually on the term loans. At the end of fourth quarter 2008, PAETEC was well within the sole financial maintenance covenant in its credit facility, which provides for a maximum permissible ratio of consolidated debt (defined as consolidated debt less cash on hand in excess of $20 million) to consolidated EBITDA (as defined) of 5.00:1.00. During fourth quarter 2008, PAETEC reduced the principal on its term loans by $1.5 million.

At December 31, 2008, PAETEC had outstanding $300 million principal amount of 9.5% senior notes due 2015. The senior notes have no financial maintenance covenants.

Common Stock Repurchase Program

PAETEC repurchased shares of common stock for an aggregate price of approximately $4.5 million in the fourth quarter 2008. A total of approximately 3.4 million shares were repurchased. For 2008, PAETEC repurchased approximately 5.9 million shares of common stock for an aggregate price of approximately $13.0 million. PAETEC made these purchases under its previously announced program to repurchase up to $30.0 million of common stock through August 2009, subject to conditions. As of December 31, 2008, PAETEC had 140.9 million shares outstanding.

Looking Ahead to 2009

Despite the challenging economic environment in 2009, PAETEC expects to deliver solid returns by focusing on reducing costs, capitalizing on the release of its national unified product portfolio, and providing superior customer service and support. PAETEC expects full-year capital expenditures in 2009 to be consistent with 2008 levels and to generate positive free cash flow during 2009.

Conference Call

As previously announced, PAETEC will host a conference call today at 9:00 a.m. ET. Chairman and CEO Arunas Chesonis, Chief Financial Officer Keith Wilson, and Chief Operating Officer EJ Butler, Jr., will be participating. A live webcast and a replay of the call will be available at www.paetec.com.

Conference Call details are as follows:

US/Canada Dial in: (800) 597-1926

International: (617) 597-5525

Passcode: 56281823

Webcast: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=2096234

Replay details are as follows:

Replay Dates: Feb. 26, 2009, 12:00 p.m. through Mar. 12, 2009

US/Canada Replay Dial in: (888) 286-8010

International Replay Dial in (617) 801-6888

Replay Passcode: 77810866

Replay Webcast: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=2096234

Supplemental Information

A supplemental presentation providing information complementary to the information in this release will be made available on the Investor Relations portion of www.paetec.com at the time of the conference call.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. These statements, which include forecasts of capital expenditures, involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2007 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: general economic conditions and trends; PAETEC’s ability to integrate the business and operations of US LEC Corp. and McLeodUSA Incorporated; PAETEC’s ability to implement its acquisition strategy; PAETEC’s ability to manage its business effectively; PAETEC’s ability to attract and retain qualified personnel and sales agents; the continued availability of necessary network elements at acceptable cost from competitors; competition in the markets in which PAETEC operates; changes in regulation and the regulatory environment; industry consolidation; failure to obtain and maintain network permits and rights of-way; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s involvement in disputes and legal proceedings; effects of network failures, system breaches, natural catastrophes and other service interruptions; PAETEC’s ability to maintain and enhance its back office systems; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; and interest rate risks and compliance with covenants under PAETEC’s debt agreements. PAETEC disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue:
Network services revenue	$314,815	$235,794	$1,237,668	$855,833
Carrier services revenue	71,351	39,995	271,279	144,924
Integrated solutions revenue	14,073	12,853	61,433	40,256

Total revenue	400,239	288,642	1,570,380	1,041,013
Cost of sales (exclusive of operating items shown separately below)	199,904	138,099	781,347	491,684
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	143,843	101,763	572,180	373,715
Impairment charge	15,000	—	355,000	—
Integration and separation costs	5,475	924	12,700	3,665
Depreciation and amortization	28,708	5,947	174,251	75,237

Income (loss) from operations	7,309	41,909	(325,098)	96,712
Loss on extinguishment of debt	—	447	—	14,558
Other income, net	(398)	(1,321)	(663)	(4,784)
Interest expense	18,880	17,372	73,663	68,373

(Loss) income before income taxes	(11,173)	25,411	(398,098)	18,565
Provision for income taxes	103,260	9,912	89,797	8,037

Net (loss) income	$(114,433)	$15,499	$(487,895)	$10,528

Net cash provided by operating activities			$152,131	$113,116
Net cash used in investing activities			$(227,971)	$(337,675)
Net cash provided by financing activities			$127,767	$290,275

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net (loss) income before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, impairment charge, loss on extinguishment of debt, integration and separation costs, and with respect to pro forma adjusted EBITDA, sales tax and use charge and McLeodUSA initial public offering costs. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as revenue and cash flows from operations, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary ongoing and customary course of its operations. Management also uses this measure to evaluate PAETEC’s performance relative to that of its competitors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Overview-Adjusted EBITDA Presentation” in our Annual Report on Form 10-K for our 2007 fiscal year for additional information regarding management’s reasons for including adjusted EBITDA data and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net loss, as net (loss) income is calculated in accordance with GAAP:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net (loss) income	$(114,433)	$15,499	$(487,895)	$10,528
Add back non-EBITDA items included in net (loss) income:
Depreciation and amortization	28,708	5,947	174,251	75,237
Interest expense, net of interest income	18,106	16,105	71,857	63,607
Provision for income taxes	103,260	9,912	89,797	8,037

EBITDA	35,641	47,463	(151,990)	157,409
Stock-based compensation	4,177	6,884	22,015	20,546
Impairment charge	15,000	—	355,000	—
Loss on extinguishment of debt	—	447	—	14,558
Integration and separation costs	5,475	924	12,700	3,665

Adjusted EBITDA	$60,293	$55,718	$237,725	$196,178

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by PAETEC’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of PAETEC’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of PAETEC’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

•

free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow;

•	free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, investing activities, financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Adjusted EBITDA (see previous page)	$60,293	$55,718	$237,725	$196,178
Purchases of property and equipment	(32,067)	(29,260)	(119,492)	(81,455)

Free cash flow, as defined	28,226	26,458	118,233	114,723
Purchases of property and equipment	32,067	29,260	119,492	81,455
Interest expense, net of interest income	(18,106)	(16,105)	(71,857)	(63,607)
Other	(2,560)	5,711	(2,045)	4,766
Loss on extinguishment of debt	—	—	—	(2,000)
Integration and separation costs	(5,475)	(924)	(12,700)	(3,665)
Amortization of debt issuance costs	514	438	2,062	1,920
Amortization of debt discount	274	—	1,006	—
Changes in operating assets and liabilities	45,662	17,764	(2,060)	(20,476)

Net cash provided by operating activities	$80,602	$62,602	$152,131	$113,116

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

	As of December 31, 2008	As of December 31, 2007
Financial Data (in thousands):
Cash and cash equivalents	$164,528	$112,601
Accounts receivable, net	$202,843	$147,343
Property and equipment, net	$638,941	$312,032
Accounts payable	$89,465	$65,561
Other accrued expenses	$140,424	$92,598
Current portion of long-term debt and capital lease obligations	$14,258	$5,040
Long-term debt and capital lease obligations	$916,575	$790,517
Operating Data
Geographic markets served	80	53
Number of switches deployed	118	65
Total digital T1 transmission lines installed	168,360	119,987
Total access line equivalents installed *	4,531,822	2,923,381
Total employees	3,685	2,432

*	Includes Plain Old Telephone Service (“POTS”)

PAETEC Holding Corp. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Operations

(Based on combination of historical results of PAETEC, US LEC, and McLeodUSA) (1)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Total revenue	$400,239	$412,706	$1,624,691	$1,614,094
Cost of sales (exclusive of operating items shown separately below)	199,904	200,423	809,351	786,942
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	143,843	148,616	593,269	595,247
Impairment charge	15,000	—	355,000	—
Integration and separation costs	5,475	1,464	17,737	7,376
Sales tax and use charge	—	—	11,995	—
Depreciation and amortization	28,708	29,272	182,054	184,381

Income (loss) from operations	7,309	32,931	(344,715)	40,148
Loss on extinguishment of debt	—	447	—	14,558
Other income, net	(398)	(1,270)	(608)	(4,916)
Interest expense	18,880	18,443	73,991	70,327

(Loss) income before income taxes	(11,173)	15,311	(418,098)	(39,821)
Provision for (benefit from) income taxes	103,260	5,895	89,797	(15,331)

Net (loss) income	$(114,433)	$9,416	$(507,895)	$(24,490)

(1)	The pro forma results for the three and twelve month periods ended December 31, 2008 and 2007, respectively, give effect to PAETEC’s acquisition of US LEC as if it had occurred on January 1, 2007, and to PAETEC’s acquisition of McLeodUSA as if it had occurred at the beginning of each fiscal year presented. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the mergers had been completed on the dates indicated.

The table below sets forth, for the periods indicated, a reconciliation of pro forma adjusted EBITDA to pro forma net (loss) income, calculated in accordance with GAAP based on the combination of historical results of PAETEC Holding, US LEC and McLeodUSA for such periods.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Pro Forma:
Net (loss) income	$(114,433)	$9,416	$(507,895)	$(24,490)
Add back non-EBITDA items included in net (loss) income:
Depreciation and amortization	28,708	29,272	182,054	184,381
Interest expense, net of interest income	18,106	17,227	72,236	65,465
Provision for (benefit from) income taxes	103,260	5,895	89,797	(15,331)

Pro forma EBITDA	35,641	61,810	(163,808)	210,025
Stock-based compensation	4,177	7,884	22,358	28,998
Impairment charge	15,000	—	355,000	—
Loss on extinguishment of debt	—	447	—	14,558
Sales and use tax charge	—	—	11,995	—
Integration and separation costs	5,475	1,464	17,737	7,376
McLeodUSA initial public offering costs	—	71	—	1,871

Pro forma adjusted EBITDA	$60,293	$71,676	$243,282	$262,828

Purchases of property and equipment	$32,067	$45,023	$122,434	$138,525